EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

National General Holdings Corp.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-194493), Form S-3 (No. 333-202637), and Form S-3ASR (No. 333-204903) of National General Holdings Corp. of our report dated February 29, 2016, relating to the consolidated financial statements and financial statement schedules, and our report relating to the effectiveness of National General Holdings Corp.’s internal control over financial reporting dated February 29, 2016, except as to the effect of the material weakness described in Management's Annual Report on Internal Control over Financial Reporting (Revised), which is dated March 16, 2017, which expresses an adverse opinion on the effectiveness of the Company's Internal Control over Financial Reporting, which appears in this Form 10-K/A.

/s/ BDO USA, LLP
New York, New York
Dated: March 16, 2017